 Exhibit 99.1

Breitling Energy Corporation Announces Drilling and Production Update

Dallas, TX, September 24, 2014, Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announces the second well under its Farmout Agreement in Sterling County Texas, reached an approximate total depth of 9,000 feet today. The Hoppe '63' #1 was spudded September 12, 2014. The Company reports the well encountered the same productive formations as in the Company's first Sterling County well, the Parramore #1. The Company plans to drill a total of eight wells on its Sterling County property to earn the total acreage under the Farmout Agreement. Based on the results of the initial eight wells, the Company will continue to drill out the acreage using the most successful wells to guide its future drilling locations.

The Parramore #1 well, completed in late July, is still in the flow testing stage. The Company performed a 6-stage frac job on the well in July 2014. The first plug was drilled out in the Upper Wolfcamp and testing began in late July. The initial 24-hour test on August 1, 2014 yielded approximately 85 barrels of oil per day, 211 thousand cubic feet of gas per day and a moderate amount of flowback fluid. As the fluid decreases, the Company expects oil and gas production to increase. The single oil zone was flow tested until September 4, 2014, when drilling out the remaining five sets of plugs began, exposing the remaining pay zones to the well bore.

Oil production resumed on September 14, 2014. During the last nine days, oil and gas production has steadily increased and water production has decreased. A continued increase in oil and gas production is anticipated, combined with the reduction of water. The Company will continue to monitor the well and update the production numbers as production stabilizes.

The Company’s Buresh 17-#1HM well in Sumner County, Kansas went online on September 11, 2014, producing approximately 127 barrels of oil and a significant amount of flowback water during the first 12 hours. The well's oil production has continued to increase, and is now approaching 300 barrels a day. In the first 12 days, the well produced approximately 3,000 total barrels of oil.

As has been the pattern in other horizontal Mississippian wells, the Company believes the oil production should continue to increase as the amount of water decreases.

The Teaff #1 is a shallow 2600' Hope Lime oil producer. Production is from a 10 foot thick oil zone underlain by water also found in fractured rock. Production commenced on February 11, 2014. The well came in pumping approximately 45 barrels of oil in only 6 hours. The Company hesitated pulling the well too hard to prevent water coning. The Company plans to drill a water disposal well approximately 1 mile to the southwest of the Teaff #1. Once completed, Breitling feels the well could be produced at full 24-hour capacity, with water being pumped to the disposal well. The Company believes there are at least two possible offsets according to 3-D seismic data.

Chris Faulkner, Breitling’s CEO said “We’re pleased with the overall developments in our properties to date and are continuing to execute our business plan of growth through the drill bit and development. Faulkner added, “We anticipate the Hoppe 63 #1 to be another successful completion in the Permian Basin, thus increasing our asset value and presence in that area.”

For more information, visit www.breitlingenergy.com

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing U.S. energy company based in Dallas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”). Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company's periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

MEDIA CONTACT: Thomas Miller, VP Communications, 214.716.2036

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2060

SOURCE Breitling Energy Corporation